Community Bankers Trust Corporation Announces Management Changes
and Expense Reductions

September 9, 2010 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that George M. Longest, Jr., President and Chief Executive Officer of the Company and Essex Bank, has stepped down from those positions, effective immediately.  The Company announced further that the Board of Directors has directed its Executive Committee to begin immediately a search to identify and hire a new chief executive officer for the Company.  During the interim period, Rex L. Smith, III, the Bank’s Chief Banking Officer, will assume the responsibilities of the president and chief executive officer.  Mr. Longest will assist with the management transition and assume new responsibilities at a non-management level within the Bank.

The Company also announced that it is implementing an expense reduction initiative that includes the elimination of certain management-level positions and the planned centralization of remaining support services from the Maryland and Georgia operations to the Company’s Virginia headquarters.  This initiative will decrease expenses through the reduction of approximately 10% of its full-time positions at all levels throughout the organization and in each of the Bank’s markets.  The eliminations will represent annual cost savings to the Company of approximately $2.3 million, and most of these positions will be eliminated by October 1, 2010, with others to be phased out during the fourth quarter.  The Company expects that the costs associated with the initiative will not materially affect its results for either the third quarter or fourth quarter of 2010.

Alexander F. Dillard, Jr., the Chairman of the Company’s Board of Directors, stated, “We are very aware of the effect that the management changes and position eliminations will have on individuals that have been extremely important to us over the years, and these decisions have been very difficult.  It is, however, important for the Company to implement this expense reduction initiative consistent with the best interests of its stockholders.  These actions are necessary as a cost savings measure in returning the Company to quarterly profitability, while meeting the banking needs of the communities that we serve.”

Mr. Dillard added, “We are greatly appreciative of the leadership that George Longest has provided to the Company and its predecessors for more than 20 years.”

Mr. Smith stated, “The Company is committed to providing full-service community banking in all of its markets in the most efficient manner.  While management changes and position eliminations are not easy steps to take, it is important for us to increase our focus on revenue-generating items as well as controlling our expenses.  We are looking forward to getting these necessary moves behind us and having our employees, through their service and dedication to the Bank, lead us back to profitability.”

*           *           *           *           *

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia.  The Company also operates two loan production offices.  Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, strategies and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company, under the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact:  John M. Oakey, III
Community Bankers Trust Corporation
804-934-9999